UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2020

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-08462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	GHM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of December 2, 2020, Graham Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent for the Lenders (collectively, the “Bank”) and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, that amended and restated the Company’s prior credit agreement with the Bank dated as of December 2, 2015. The Credit Agreement provides the Company with an aggregate of $22,000,000 in revolving credit availability, comprised of a working capital line of credit and a separate line of credit for the issuance of letters of credit.

The Credit Agreement provides the Company with a $15,000,000 revolving line of credit facility (the “WC Facility”) with a one year term to be used for the Company’s working capital needs. The WC Facility includes a sublimit of $5,000,000 for letters of credit. Interest on amounts outstanding under the WC Facility accrues and is payable monthly at the rate equal to LIBOR plus 175 basis points with unpaid principal, and any accrued and unpaid interest, due and payable upon maturity. The WC Facility carries a fee of 37.5 basis points on unused amounts, payable quarterly. The Company’s obligations to the Bank under the WC Facility are secured by a lien on all personal property assets of the Company.

The Credit Agreement also provides the Company with a separate revolving line of credit facility (the “Letter of Credit Facility”) initially in the principal amount of $7,000,000 with a four year term, to be used solely for issuances of letters of credit. The Letter of Credit Facility carries a fee of 75 basis points on the undrawn face amount of letters of credit issued under the Letter of Credit Facility, payable monthly. The Letter of Credit Facility carries a fee of 37.5 basis points on the unused amount of the Letter of Credit Facility, payable quarterly. Loans extended to the Company to finance its reimbursement obligations in respect of amounts drawn on Letters of Credit issued under the Letter of Credit Facility shall bear interest at the rate of interest announced by the Wall Street Journal from time to time as its Prime Rate. The Company’s obligations to the Bank under the Letter of Credit Facility are secured by a lien on cash collateral in the amount of $7,000,000.

Under the Credit Agreement, the Company agreed to not permit (i) its Funded Indebtedness to EBITDA Ratio (as defined in the Credit Agreement), on the last day of any fiscal quarter, to exceed 3.5 to 1.0 and (ii) the Interest Coverage Ratio (as defined in the Credit Agreement), for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter, to be less than 4.0 to 1.0. Each of the Funded Indebtedness to EBITDA Ratio and Interest Coverage Ratio will be calculated on a trailing twelve month basis and tested on the last day of each fiscal quarter, commencing December 31, 2020.

The Credit Agreement also provides that the Company is permitted to pay dividends without limitation, however, if the Funded Indebtedness to EBITDA Ratio as of the last day of the most recent fiscal quarter then ended is greater than 2.0 to 1.0, any dividends will not exceed 25% of the Company’s net income for the immediately preceding four fiscal quarters. In addition, the Credit Agreement contains representations, warranties, covenants, terms and conditions as are customary to similar agreements.

The foregoing summary of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is expected to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: December 3, 2020	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and
Chief Financial Officer